October 15, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of NNN 2003 Value Fund, LLC’s Form 8-K dated October 15, 2008, and have the following comments:

1. We agree with the statements made in the first paragraph.

2. We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Los Angeles, California